UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2019

Nuvectra Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37525	30-0513847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Numbe

5830 Granite Parkway, Suite 1100,

Plano, Texas 75024

(Address of principal executive offices, including zip code)

(214) 474-3103

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chairman of the Board,, Dr. Joseph A. Miller, Jr.

On March 21, 2019, Dr. Joseph A Miller, Jr., the Chairman of the Board of Nuvectra Corporation (the “Company”), announced that he did not intend to stand for re-election at the Company’s 2019 Annual Meeting of Stockholders and that he would retire from the Board, effective immediately. Dr. Miller indicated that he was not retiring due to any disagreement with the Company regarding its operations, policies or practices. The Board appointed Mr. Tony P. Bihl, III, to serve as the Company’s new Chairman of the Board, effective immediately.

Appointment of Class III Director

Effective March 21, 2019, the Board also appointed Ms. Jane J. Song, age 56, as an independent member of the Board and as a member of the Board’s Governance and Nomination Committee. Ms. Song fills the vacancy left by Mr. Miller’s retirement as a Class III Director. Ms. Song intends to stand for election as a Class III Director at the Company’s 2019 annual meeting of stockholders to be held later this year.

As a non-employee director of the Company, Ms. Song will receive compensation for her service as a member of the Board and its committees on which she serves.  Ms. Song’s compensation is comprised of an annual cash retainer of $40,000, an additional annual retainer as a member of the Governance and Nomination Committee of $5,000 and an initial one-time grant of 23,238 stock options with an exercise price of $12.62, which will vest in three equal installments over a three-year period.

Ms. Song has over 15 years experience in the medical device industry.  She held several leadership positions until her retirement from St. Jude Medical in 2015.  She most recently served as the President of the Atrial Fibrillation Division for St. Jude Medical (now Abbott Laboratories) from 2004 until 2012.  Prior to that, Ms. Song served as the President of the Cardiac Surgery Division and as the Senior Vice President of the Cardiac Rhythm Management Division of St. Jude.  Ms. Song also held various leadership positions with EG&G Astrophysics, Inc. (now Perkin Elmer), including serving as Vice President of Business Development and Director of Operations from 1992 until 1998.  Ms. Song has also worked as a senior consultant for Price Waterhouse Coopers, providing consulting services on continuous design and manufacturing improvements for technology and healthcare clients.  Prior to that, Ms. Song served as a program manager for Texas Instruments from 1984 to 1990 in its advanced manufacturing engineering group.  Ms. Song received her M.S. in Engineering from Northeastern University and her B.S in Engineering from NYU.  We believe that Ms. Song is well qualified to serve on Nuvectra’s Board of Directors due to her more than 15 years of experience in the medical device industry and her prior leadership experience in medical device operations, engineering, R&D and manufacturing/supply chain.

Item 8.01 Other Events

On March 25, 2019, the Company issued a press release announcing the retirement of Dr. Miller as a board member and as the Chairman of the Board and the appointment of Ms. Song as a director and member of the Board’s Governance and Nomination Committee.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVECTRA CORPORATION

Date: March 25, 2019	/s/ Walter Z. Berger
Walter Z. Berger
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 25, 2019.